Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, December 9, 2008

CLAYTON WILLIAMS ENERGY ANNOUNCES THE
APPOINTMENT OF TED GRAY, JR. TO ITS BOARD OF DIRECTORS

Midland, Texas, December 9, 2008 – Clayton Williams Energy, Inc.  (NASDAQ–NMS:CWEI) today announced that Ted Gray, Jr. has been appointed by the Board of Directors to fill the vacancy on the Board resulting from the previously announced resignation of Stanley S. Beard.  The appointment of Mr. Gray restores the size of the Board to seven directors, four of which are independent, as defined by NASDAQ listing standards, and places the Company in compliance with the NASDAQ listing requirement that a majority of the directors be independent.

Mr. Gray is a Senior Vice President at UBS Financial Services, Inc. in Austin, Texas, where he is a member of a team managing portfolios for high net worth individuals and foundations.  Prior to his employment with UBS, Mr. Gray was at Morgan Stanley.  He has been involved in banking and investment activities since 1972.

Mr. Gray will hold office for a term expiring at the 2009 annual meeting of stockholders of the Company.

Clayton W. Williams, Jr, the Company’s Chairman and CEO said, “We are pleased to have Ted on our board.  He brings experience along with a strong finance background and knowledge base.  He will be a great addition to our other board members.”

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

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Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums                                                                           Mel G. Riggs
Director of Investor Relations                                              Chief Financial Officer
(432) 688-3419                                                                           (432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com